Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Provides Update on 2014 Operational and Preliminary Financial Results

- Expected Full Year 2014 Revenue Growth of 50% to 53% Year over Year -

SEATTLE – January 8, 2015 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today provided an update on operational and preliminary financial results for the year ended December 31, 2014.

Financial Highlights include:

•	Total revenue for 2014 is expected to be in the range of $47.0 to $48.0 million, representing an increase of 50% to 53% over 2013, versus prior guidance of $46.0 to $48.0 million

•	Total revenue for the fourth quarter of 2014 is expected to be in the range of $15.0 to $16.0 million, representing an increase of 48% to 58% over the fourth quarter of 2013

•	Received $1.0 million incremental milestone payment from Celgene during the fourth quarter, bringing total cash payments received under the collaboration to $11.8 million in 2014

•	Cash, cash equivalents and short-term investments totaled approximately $72.0 million at December 31, 2014

Other Business Highlights include:

•	Installed base of 264 nCounter® Analysis Systems at December 31, 2014, representing an increase of 44% over December 31, 2013

•	More than 600 cumulative peer-reviewed publications of studies based on nCounter technology

•	Entered into agreements with two major biopharma companies to provide existing NanoString clinical assays for analysis and evaluation of clinical trial results

“We delivered a strong finish to 2014, with record fourth quarter revenue and robust year-over-year growth,” said President and Chief Executive Officer, Brad Gray. “Our nCounter technology has emerged as a leading platform for tumor profiling, with broad and growing acceptance in both research and clinical markets. We intend to dramatically expand our accessible market in 2015 with the introduction of our next generation system and proteomics applications. Furthermore, by efficiently executing under our Celgene collaboration, we have demonstrated a distinctive capability to support rapid development of complex companion diagnostics, opening the door to more collaboration opportunities with additional biopharmaceutical companies in the future.”

The company provided updated 2014 revenue guidance in advance of the J.P. Morgan Healthcare Conference, where President and Chief Executive Officer, Brad Gray, will present at 4:00 p.m. PST on Wednesday, January 14, 2015. A live webcast of the presentation will be available online from the investor relations page of the company’s corporate website at www.nanostring.com. After the live webcast, the presentation will remain available on the website for approximately 30 days.

These preliminary financial results are based on management’s initial analysis of operations for the quarter and year ended December 31, 2014 and are subject to further internal review and audit by the company’s external auditors. The company expects to issue full 2014 financial results and 2015 guidance during its quarterly conference call in late February 2015.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter Analysis System has been employed in life sciences research since it was first introduced in 2008 and has been cited in over 600 peer-reviewed publications. The nCounter Analysis System offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision, facilitating a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The company’s technology has now been applied to diagnostic use. The Prosigna Breast Cancer Prognostic Gene Signature Assay together with the nCounter Dx Analysis System is FDA 510(k) cleared for use as a prognostic indicator for distant recurrence of breast cancer.

For more information, please visit www.nanostring.com.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our preliminary estimates of 2014 operating results and financial condition, planned product introductions, anticipated companion diagnostic collaborations and expectations for continuing growth in our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. Furthermore, we are in the process of finalizing our financial results for 2014, and therefore our finalized and audited results are not yet available. The preliminary expectations regarding 2014 revenue and year-end cash, cash equivalents and short-term investment balances are the responsibility of management, are subject to management’s review and actual results could differ from management’s expectations. The actual results are also subject to audit by our independent registered public accounting firm and no assurance is given by our independent registered public accounting firm on such preliminary expectations. You should not draw any conclusions as to any other financial results as of and for the year ended December 31, 2014 based on the foregoing estimates. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Contact:

Leigh Salvo of Westwicke Partners

leigh.salvo@westwicke.com

415-513-1281